Exhibit 99.1

FOR IMMEDIATE RELEASE

Berkeley Lights Announces CEO Transition and Preliminary Full Year 2021 Financial Update

Company Provides 2022 Revenue Growth Outlook

EMERYVILLE, Calif. – Jan. 5, 2022 (GLOBE NEWSWIRE) – Berkeley Lights, Inc., (Nasdaq: BLI), (“BLI” or “the Company”), a leader in digital cell biology, today announced that Eric D. Hobbs, Ph.D. will transition from his role as chief executive officer (CEO) and member of the board of directors to president of the Antibody Therapeutics business line. The Company is initiating a search for a new CEO as it continues to execute on its business strategy, including the successful addition of services to its portfolio of product offerings. Dr. Hobbs will continue to serve in his role as CEO and member of the board of directors until the appointment of his successor.

Dr. Hobbs joined the Company in 2013 to lead the commercial development of Berkeley Lights’ opto-fluidic technology, which resulted in the Beacon system that is broadly recognized as the leading platform for functional characterization of live single cells, and became CEO in 2017. In his new role as president, Antibody Therapeutics, Eric will focus on growing the Company’s largest business line. His deep knowledge of this area, including Berkeley Lights’ technology, customers and future R&D roadmap, will help ensure successful business continuity.

“Under Eric’s leadership as CEO, Berkeley Lights has realized a more than a 10-fold revenue increase, released multiple transformational products, and completed a successful IPO in 2020,” said Gregory T. Lucier, chairperson of Berkeley Lights’ board of directors. “As Berkeley Lights moves into a new chapter of growth, we are grateful we will continue to benefit from Eric’s leadership, talent and insight as we revolutionize how scientists can access primary cell biology to make extraordinary discoveries.”

During 2021, the Company began to enter new markets through a partnership/service-based business model, leveraging the Berkeley Lights Platform through its BioFoundry lab. Revenue from the partnership/service business grew three-fold in 2021 and drove approximately 20% of the Company’s overall 2021 revenue.

Mr. Lucier continued, “As we continue to evolve our business and executive leadership, I will take a more engaged role in providing guidance and support to the management team to advance the collective goal of driving value for our customers, partners and shareholders. We are committed to conducting a thorough CEO search with a focus on identifying a new leader with a proven record of scaling operations and unlocking the potential of highly innovative companies. I remain confident and excited about the opportunities ahead for Berkeley Lights as demand for our innovative technology grows.”

“I am deeply proud of what the Berkeley Lights team has accomplished. We are at a critical transition point in the Company’s history and it’s time for a new leader to help build upon our successes,” said Dr. Hobbs. “Berkeley Lights is well positioned to advance its leadership in the digital cell biology market over the next decade as our technology proves ever more critical to the most exciting scientific advances.”

Mr. Lucier is a long-tenured life sciences executive, having served as chairman and CEO of Life Technologies, which was acquired by Thermo Fisher Scientific in 2014, as well as CEO and a member of the boards of directors of several public and private companies.

The board of directors has engaged Russell Reynolds Associates, an executive search consultant, to assist in its comprehensive external CEO search process.

Full Year 2021 Financial Update

The Company also reported preliminary, unaudited revenue for the full year ended December 31, 2021.

Total revenue for the full year 2021 is expected to be in the range of $84.0 million to $84.5 million, representing an increase of more than 30% compared to $64.3 million in 2020.

In 2021, the Company signed new contracts with total revenue value of up to $115 million, inclusive of direct sales and approximately $42 million in partnership/services business, demonstrating the continued adoption of Berkeley Lights technology. In addition, recurring revenue grew more than 35% compared to prior year.

These preliminary results are based on management’s initial analysis of operations for the quarter ended December 31, 2021. The company expects to issue full financial results for the fourth quarter and full year 2021 in late February.

2022 Outlook

The Company expects revenue for 2022 to grow approximately 30% compared to prior year revenue. Partnership/services business revenue is expected to continue to grow, both in absolute dollars and as a percentage of total revenue, and anticipate this to fuel total company growth in 2023 and beyond. Further details will be discussed on the fourth quarter and full year 2021 earnings call.

J.P. Morgan Healthcare Conference Participation

Berkeley Lights management is participating virtually in the upcoming 40th Annual J.P. Morgan Healthcare Conference on Tuesday, January 11 at 12:45 p.m. Pacific Time / 3:45 p.m. Eastern Time. Interested parties may access a live and archived webcast of the presentation on the “Investors” section of the company website at www.berkeleylights.com.

About Berkeley Lights

Berkeley Lights is a leading digital cell biology company focused on enabling and accelerating the rapid development and commercialization of biotherapeutics and other cell-based products for our customers. The Berkeley Lights Platform captures deep phenotypic, functional and genotypic information for thousands of single cells in parallel and can also deliver the live biology customers desire in the form of the best cells. Our platform is a fully integrated, end-to-end solution, comprising proprietary consumables, including our OptoSelect™ chips and reagent kits, advanced automation systems, and application software. We developed the Berkeley Lights Platform to provide the most advanced environment for rapid functional characterization of single cells at scale, the goal of which is to establish an industry standard for our customers throughout their cell-based product value chain. Berkeley Lights’ Beacon® and Lightning™ systems and Culture Station™ instrument are FOR RESEARCH USE ONLY. Not for use in diagnostic procedures.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Berkeley Lights or its products, they are forward-looking statements reflecting the current beliefs and expectations of management and the Board of Directors, including its expectations with regard to revenue growth and operating performance. Such forward-looking statements involve substantial known and unknown risks and uncertainties that relate to future events, and actual results and product performance could differ significantly from those expressed or implied by the forward-looking statements. Berkeley Lights undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties relating to the Company’s growth and continual evolution see the statements in the “Risk Factors” sections, and elsewhere, in our filings with the U.S. Securities and Exchange Commission.

Media Contact

Media@berkeleylights.com

Investor Contact

IR@berkeleylights.com